EXHIBIT 11

INNOVATIVE MEDICAL SERVICES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1998



                                             For the Six Months Ended
                                                    January 31,
                                           ----------------------------
                                               1998             1997
                                           ----------------------------

Shares outstanding                           3,832,851        3,370,851
                                            ==========       ==========

Weighted average shares outstanding          3,655,134        3,202,938
Stock Options                                  406,250           31,250
Warrants                                     1,798,125        1,765,417
                                            ----------       ----------
     Total weighted average
      shares outstanding                     5,859,509        4,999,605
                                            ==========       ==========


Net Income (Loss)                           $ (794,702)      $ (459,842)
                                            ==========       ==========


Net Earnings (Loss) per share               $    (0.14)      $    (0.09)
                                            ==========       ==========